Exhibit 4.4

GENERAL FUSION GROUP LTD.

2026 LONG-TERM INCENTIVE PLAN

July 10, 2026

Contents

Article 1 PURPOSE		5
1.1	Purpose	5
Article 2 INTERPRETATION		5
2.1	Definitions	5
2.2	Interpretation	13
Article 3 ADMINISTRATION		14
3.1	Administration	14
3.2	Delegation to Committee	15
3.3	Determinations Binding	16
3.4	Eligibility	16
3.5	Plan Administrator Requirements	16
3.6	Total Shares Subject to Awards	16
3.7	Limits on Grants of Awards	17
3.8	Award Agreements	17
3.9	Non-Transferability of Awards	17
Article 4 OPTIONS		17
4.1	Nature of Options	17
4.2	Granting of Options	18
4.3	Exercise Price	18
4.4	Term of Options	18
4.5	Vesting and Exercisability	18
4.6	Payment of Exercise Price	18
Article 5 RESTRICTED SHARE UNITS		19
5.1	Granting of RSUs	19
5.2	RSU Account	20
5.3	Vesting of RSUs	20
5.4	Restriction Period	20
5.5	RSU Vesting Determination Date	20
5.6	Settlement of RSUs	20
Article 6 DEFERRED SHARE UNITS		21
6.1	Granting of DSUs	21
6.2	DSU Account	22

6.3	Vesting of DSUs	22
6.4	Settlement of DSUs	23
6.5	No Additional Amount or Benefit	23
Article 7 SHARE-BASED AWARDS		24
7.1	Share-Based Awards	24
Article 8 ADDITIONAL AWARD TERMS		24
8.1	Dividend Equivalents	24
8.2	Blackout Period	24
8.3	Withholding Taxes	25
8.4	Recoupment	25
Article 9 TERMINATION OF EMPLOYMENT OR SERVICES		26
9.1	Termination of Employee, Consultant or Director	26
9.2	Discretion to Permit Acceleration	28
Article 10 EVENTS AFFECTING THE COMPANY		28
10.1	General	28
10.2	Change in Control	28
10.3	Reorganization of Company’s Capital	29
10.4	Other Events Affecting the Company	30
10.5	Immediate Acceleration of Awards	30
10.6	Issue by Company of Additional Shares	30
10.7	Fractions	30
Article 11 U.S. TAXPAYERS		31
11.1	Granting of Options to U.S. Taxpayers	31
11.2	ISOs	31
11.3	ISO Grants to 10% Shareholders	31
11.4	Limitation on Yearly Vesting for ISOs	31
11.5	Disqualifying Dispositions	32
11.6	Section 409A of the Code	32
11.7	Section 83(b) Election	33
11.8	Application of Article 12 to U.S. Taxpayers	33
Article 12 AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN		33
12.1	Amendment, Suspension, or Termination of the Plan	33
12.2	Shareholder Approval	34
12.3	Permitted Amendments	35

Article 13 MISCELLANEOUS		35
13.1	Legal Requirement	35
13.2	No Other Benefit	36
13.3	Rights of Participant	36
13.4	Corporate Action	36
13.5	Conflict	36
13.6	Participant Information	36
13.7	Participation in the Plan	36
13.8	International Participants	37
13.9	Successors and Assigns	37
13.10	General Restrictions or Assignment	37
13.11	Severability	37
13.12	Notices	37
13.13	Governing Law	38
13.14	Submission to Jurisdiction	38
13.15	Unfunded Obligations	38

SCHEDULES

Schedule “A”	39
Schedule “B”	40

2026 long-term INCENTIVE PLAN

Article 1
PURPOSE

1.1	Purpose

The purpose of this 2026 long-term Incentive Plan (this “Plan”) is to attract, retain and reward those employees, including officers, directors, consultants and other individuals who are expected to contribute to the success of General Fusion Group Ltd. (the “Company”) and its Related Entities (as defined below), to motivate such individuals to perform at a high level, to align the interests between such individuals and the Company’s shareholders and, in general, to further the best interests of the Company and its shareholders. This Plan is intended to comply with Section 409A and Section 422 of the Code (as defined below), with respect to U.S. Taxpayers participating in this Plan, if and when applicable. This Plan was adopted by the Board on July 10, 2026, conditioned on approval by the Company’s shareholders.

Article 2
INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company or such other specified Person;

“Arrangement” means the arrangement pursuant to the Business Corporations Act (British Columbia) to be undertaken by the Company (formerly Spring Valley Acquisition Corp. III), General Fusion Inc. and 1573562 B.C. Ltd. (now amalgamated into General Fusion Inc.);

“Award” means any Option, Restricted Share Unit, Deferred Share Unit or Share-Based Award granted under this Plan which may be denominated or settled in Shares, cash or in such other form as provided herein;

“Award Agreement” means a signed, written agreement between a Participant and the Company, in physical or electronic format, in the form approved by the Plan Administrator, evidencing the terms and conditions on which an Award has been granted under this Plan;

“Board” means the board of directors of the Company as it may be constituted from time to time;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Vancouver, British Columbia are open for commercial business during normal banking hours;

“Canadian Exchange” means the TSX or such other national securities exchange or trading system on which the Company’s shares are listed in Canada;

“Canadian Taxpayer” means a Participant that is resident of Canada for purposes of the Tax Act;

“Cash Fees” has the meaning set forth in Subsection 6.1(a);

“Cashless Exercise” has the meaning set forth in Subsection 4.6(b);

“Cause” means, with respect to a particular Participant:

(a)	“cause” (or any similar term) as such term is defined in the employment or other written agreement between the Company or a Related Entity and the Employee;

(b)	in the event there is no written or other applicable employment, consulting agreement or arrangement between the Company or a Related Entity or “cause” (or any similar term) is not defined in such agreement, “cause” as such term is defined in the Award Agreement;

(c)	in the event neither (a) nor (b) apply, then the statutory definition of just cause as defined under applicable employment standards or labour standards legislation as amended from time to time (“Employment Standards”) in the province, state or other jurisdiction in which the Employee is employed;

(d)	in the event neither (a), (b) nor (c) apply, then “cause” shall mean:

(i)	the Participant’s willful failure to perform any of the Participant’s material duties;

(ii)	the Participant’s material violation of a Company or Related Entity policy;

(iii)	any act of dishonesty, theft, misappropriation of the property of the Company or Related Entity, or fraud by the Participant;

(iv)	the Participant’s gross misconduct in the performance of the Participant’s duties that results in material harm to the Company or Related Entity;

(v)	the Participant’s conviction of, or pleading of guilty or no contest (or its equivalent) to, a felony;

(vi)	the Participant’s material breach of the Participant’s employment or consulting agreement with the Company or Related Entity; or

(vii)	any other grounds which constitute cause at common law.

“Change in Control” means the occurrence of any one or more of the following events:

(a)	any individual, entity or group of individuals or entities acting jointly or in concert (other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares of the Company) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in paragraph (b) of this definition);

(b)	the consummation of an amalgamation, merger, consolidation or arrangement of the Company with any other corporation, other than an amalgamation, merger, consolidation or arrangement which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such amalgamation, merger, consolidation or arrangement; provided, however, that an amalgamation, merger, consolidation or arrangement effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(c)	a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time thereof.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under this Plan for purposes of payment of such Award unless such event constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. Any reference to a Section of the Code shall be deemed to include a reference to any regulations promulgated thereunder;

“Committee” has the meaning set forth in Section 3.2;

“Closing Articles” means the articles of the Company to be adopted pursuant to the Arrangement;

“Company” has the meaning set forth in Section 1.1;

“Consultant” has the meaning set forth in Section 2.22 of National Instrument 45-106 – Prospectus Exempt Distributions and, for a U.S. person, is also any natural person (or an entity of such natural person as permitted by U.S. Securities Act regulations relating to a registration statement on Form S-8) who is an independent contractor who provides bona fide services to the Company or its Related Entities, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the securities of the Company or its Related Entities;

“Control” means the relationship whereby a Person is considered to be “controlled” by a Person if:

(a)	when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person, directly or indirectly, of voting securities or other interests in such corporation entitling the holder to exercise control and direction in fact over the activities of such corporation;

(b)	when applied to the relationship between a Person and a partnership, limited partnership, trust or joint venture, means the contractual right to direct the affairs of the partnership, limited partnership, trust or joint venture; and

(c)	when applied in relation to a trust, the beneficial ownership at the relevant time of more than 50% of the property settled under the trust,

and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who controls a corporation, partnership, limited partnership or joint venture will be deemed to Control a corporation, partnership, limited partnership, trust or joint venture which is Controlled by such Person and so on;

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 6;

“Date of Grant” means, for any Award, the date upon which the Award was granted, or, if later, the date specified by the Plan Administrator;

“Director” means a director of the Company or of a Related Entity who is not an Employee;

“Director Fees” means the total compensation (including annual retainer and meeting fees, if any) paid by the Company to a Director in a calendar year for service on the Board;

“Disabled” or “Disability” means (a) for U.S. Taxpayers, permanent and total disability as defined in Section 22(e)(3) of the Code; and (b) for non-U.S. Taxpayers, a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than one year, and which causes an individual to be unable to engage in any substantial gainful activity, or any other condition of impairment that the Board, acting reasonably, determines constitutes a disability, as the case may be;

“Effective Date” means the date that this Plan is approved by the Company’s shareholders, being July 10, 2026;

“Elected Amount” has the meaning set forth in Subsection 6.1(a);

“Electing Person” means a Participant who is, on the applicable Election Date, a Director;

“Election Date” means the date on which the Electing Person files an Election Notice in accordance with Subsection 6.1(c);

“Election Notice” has the meaning set forth in Subsection 6.1(c);

“Employee” means any employee of the Company or of a Related Entity (including an employee who is also serving as an officer or director of the Company or a Related Entity);

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Exercise Notice” means a notice in writing, signed by a Participant and stating the Participant’s intention to exercise an Option;

“Exercise Price” means the price at which a Subordinate Voting Share may be purchased pursuant to the exercise of an Option;

“Expiry Date” means the expiry date of an Award specified in the Award Agreement (which shall not be later than the tenth anniversary of the Date of Grant) or, if not so specified, means the tenth anniversary of the Date of Grant;

“Fair Market Value” of a Share means the following, provided that with respect to a U.S. Taxpayer the Fair Market Value will be determined in a manner that complies with Section 409A of the Code:

(a)	if the Subordinate Voting Shares of the Company are listed on a U.S. Exchange, the higher of (i) the volume weighted average trading price of the Subordinate Voting Shares of the Company on the U.S. Exchange for the five (5) trading days ending on the last trading day immediately prior to the applicable date or (ii) the closing price of the Subordinate Voting Shares on the U.S. Exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date;

(b)	if the Subordinate Voting Shares of the Company are not listed on a U.S. Exchange, but are listed on a Canadian Exchange, the higher of (i) the volume weighted average trading price of the Subordinate Voting Shares of the Company on the Canadian Exchange for the five (5) trading days ending on the last trading day immediately prior to the applicable date or (ii) the closing price of the Subordinate Voting Shares on the Canadian Exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date

(c)	if the Subordinate Voting Shares of the Company are not listed on a U.S. Exchange or a Canadian Exchange, but are traded on the over-the- counter market and sales prices are regularly reported for the Subordinate Voting Shares, the closing or, if not applicable, the last price of the Subordinate Voting Shares on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(d)	if the Subordinate Voting Shares of the Company are not traded on a U.S. Exchange or a Canadian Exchange but are traded on the over-the-counter market and sales prices are not regularly reported for the Subordinate Voting Shares for the applicable trading day, and if bid and asked prices for the Subordinate Voting Shares are regularly reported, the mean between the bid and the asked price for the Subordinate Voting Shares at the close of trading in the over-the- counter market for the most recent trading day on which Subordinate Voting Shares were traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(e)	if the Subordinate Voting Shares of the Company are neither listed on a U.S. Exchange nor a Canadian Exchange nor traded in the over-the-counter market, such value as the Plan Administrator, in good faith, shall determine in compliance with applicable laws;

“In-the-Money Amount” has the meaning set forth in Subsection 4.6(b);

“Insider” means an “insider” as defined in the rules of the Canadian Exchange from time to time;

“ISO” means an Option intended to qualify as an incentive stock option under Section 422 of the Code.

“Non-Qualified Option” means an Option which is not intended to qualify as an ISO.

“Officer” means an officer of the Company or of a Related Entity who is not an Employee.

“Option” means an option to acquire Subordinate Voting Shares awarded to a Participant pursuant to this Plan;

“Participant” means a Director, Employee, Officer or Consultant to whom an Award has been granted under this Plan, and includes any Person to whom an Award has been granted pursuant to the Arrangement. As used herein, “Participant” shall include a Participant’s survivor(s) where the context requires;

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Related Entity of the Company, a division of the Company or a Related Entity, or an individual, or may be applied to the performance of the Company or a Related Entity relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator in its discretion;

“Person” means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” has the meaning set forth in Section 1.1;

“Plan Administrator” means the Board, or if the administration of this Plan has been delegated by the Board to the Committee or sub-delegated to a member of the Committee or officer of the Company pursuant to Section 3.2, the Committee or sub-delegate, as the case may be;

“Related Entity” has the meaning set forth in Section 2.22 of National Instrument 45-106 – Prospectus Exemptions;

“Restricted Share Unit” or “RSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 5;

“Section 409A of the Code” or “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs, and other interpretive authority issued thereunder;

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Company or to which it is subject;

“Security Based Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive arrangement involving the issuance or potential issuance of Shares or securities convertible, exercisable or redeemable into Shares to a Participant;

“Senior Executive” means any Employee, Consultant or Officer at a CxO or SVP level and any other person designated by the Board to be a Senior Executive for purposes of the Options granted under the Plan;

“Separation from Service” means a separation from service within the meaning of Section 409A of the Code;

“Share” means any Subordinate Voting Share;

“Share-Based Award” means other types of equity-based or equity-related Awards that may be authorized for issuance and issued pursuant to Article 6;

“Subordinate Voting Share” means:

(a)	as constituted on the Effective Date, one Class A common share in the capital of the Company, and

(b)	upon the adoption of the Closing Articles, one common shares in the capital of the Company,

and in each case after an adjustment contemplated by Article 10, such other shares, securities, or property to which the holder of a Option, Restricted Share Unit, Deferred Share Unit or Share-Based Award may be entitled as a result of such adjustment;

“Tax Act” has the Income Tax Act (Canada), as amended from time to time. Any reference to a Section of the Tax Act shall be deemed to include a reference to any regulations promulgated thereunder;

“Termination Date” means, subject to applicable law which cannot be waived:

(a)	in the case of an Employee whose employment with the Company or a Related Entity terminates, (i) the date designated by the Employee and the Company or Related Entity as the “Termination Date” (or similar term) in a written agreement between the Employee and the Company or Related Entity, or (ii) if no such written agreement exists, the date designated by the Company or Related Entity on which the Employee ceases to perform work for the Company or the Related Entity, provided that the “Termination Date” shall be adjusted to include any statutory notice period during which the Company or Related Entity may be required by statute to continue and maintain the Participant’s Awards, notwithstanding any pay in lieu of notice of termination, severance pay or other damages paid or payable to the Participant, but shall exclude any other period that follows or ought to have followed any statutory notice period whether that period arises from a contractual or common law right;

(b)	in the case of a Consultant whose agreement or arrangement with the Company or a Related Entity terminates, (i) the date designated by the Company or Related Entity as the “Termination Date” (or similar term) or expiry date in a written agreement between the Consultant and the Company or Related Entity, or (ii) if no such written agreement exists, the date designated by the Company or Related Entity on which the Consultant ceases to be a Consultant or a service provider to the Company or the Related Entity or on which the Participant’s agreement or arrangement is terminated, provided that the “Termination Date” shall be determined without including any required applicable statutory notice period; and

(c)	in the case of a Director, the date such individual ceases to be a Director, in each case, unless the individual continues to be a Participant in another capacity.

Notwithstanding the foregoing, in the case of a U.S. Taxpayer, a Participant’s “Termination Date” will be the date the Participant experiences a Separation from Service. In addition, except as required by law or as set forth in an Award Agreement, Awards shall not be affected by any change of a Participant’s status within or among the Company and any Related Entities, so long as the Participant continues to be an Employee, Director or Consultant of the Company or any Related Entity;

“Termination Notice” has the meaning set forth in Subsection 7.1(e);

“TSX” means the Toronto Stock Exchange;

“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

“U.S. Exchange” means the Nasdaq Stock Market, New York Stock Exchange or such other national securities exchange or trading system on which the Company’s shares are listed in the United States;

“U.S. Person” shall mean a “U.S. person” as such term is defined in Rule 902(k) of Regulation S under the U.S. Securities Act (the definition of which includes, but is not limited to, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any partnership or corporation organized outside of the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized, or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts, and (iv) any estate or trust of which any executor or administrator or trustee is a U.S. Person);

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“U.S. Taxpayer” shall mean a Participant who, with respect to an Award, is subject to taxation under applicable U.S. tax laws.

2.2	Interpretation

(a)	Whenever the Plan Administrator exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

Article 3
ADMINISTRATION

3.1	Administration

This Plan shall be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants under the Plan may be made;

(b)	make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Options, Restricted Share Units or Deferred Share Units) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants;

(B)	Awards shall become vested, including any conditions relating to the attainment of specified Performance Goals; or

(C)	Awards may be forfeited to the Company, including any conditions relating to the attainment of specified Performance Goals;

(iii)	the number of Shares to be covered by any Award;

(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(v)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(c)	establish the form or forms of Award Agreements;

(d)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;

(e)	construe and interpret this Plan and all Award Agreements;

(f)	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(g)	establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon vesting or settlement of an Award other than an Option, satisfaction of Performance Goals or other performance criteria, or other event that absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award other than an Option; and

(h)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2	Delegation to Committee

(a)	The initial Plan Administrator shall be the Board.

(b)	To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of two or more members of the Board, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3 (the “Committee”) all or any of the powers conferred on the Plan Administrator pursuant to this Plan. The Committee or the Board may sub-delegate to any member(s) of the Committee or any specified officer(s) of the Company all or any of the powers delegated by the Board with respect to Participants who are not Directors or Participants who are subject to Section 16 of the Exchange Act. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party. Any decision made or action taken by the Committee or any sub-delegate arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive and binding on the Company and all Related Entities of the Company, all Participants and all other Persons.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any sub-delegate to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Company, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Directors, Employees and Consultants are eligible to participate in the Plan, subject to the terms of the Plan. Participation in the Plan is voluntary and eligibility to participate does not confer upon any Director, Employee or Consultant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Director, Employee or Consultant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Plan Administrator.

3.5	Plan Administrator Requirements

Any Award granted under this Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of any securities exchange or any securities commissions or similar securities regulatory bodies having jurisdiction over the Company is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised, as applicable, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Plan Administrator. Without limiting the generality of the foregoing, all Awards shall be issued pursuant to the registration requirements of the U.S. Securities Act, or pursuant to an exemption or exclusion from such registration requirements, and pursuant to an exemption from the prospectus and registration requirements in Canada, if applicable. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval. Participants shall, to the extent applicable, cooperate with the Company in complying with such legislation, rules, regulations and policies.

3.6	Total Shares Subject to Awards

(a)	Subject to adjustment as provided for in Article 10 and any subsequent amendment to this Plan the aggregate number of Subordinate Voting Shares reserved for issuance from treasury pursuant to Awards granted under this Plan shall not exceed 15% of the Company’s total issued and outstanding Subordinate Voting Shares from time to time.

(b)	To the extent any Awards (or portion(s) thereof) under this Plan are exercised, terminate or are cancelled for any reason prior to exercise in full, or are surrendered or settled by the Participant, any Subordinate Voting Shares subject to such Awards (or portion(s) thereof) shall be added back to the number of Subordinate Voting Shares available for issuance under Section 3.6(a) pursuant to the exercise of Awards under this Plan.

(c)	Any Subordinate Voting Shares issued by the Company through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company (including the Subordinate Voting Shares issuable upon exercise of Options granted pursuant to the Arrangement) will not reduce the number of Subordinate Voting Shares available for issuance pursuant to the exercise of Awards granted under this Plan.

3.7	Limits on Grants of Awards

Notwithstanding anything in this Plan, the aggregate number of Shares:

(a)	issuable to Insiders at any time, under all of the Company’s Security Based Compensation Arrangements, shall not exceed 10% of the Company’s issued and outstanding Shares; and

(b)	issued to Insiders within any one-year period, under all of the Company’s Security Based Compensation Arrangements, shall not exceed 10% of the Company’s issued and outstanding Shares,

provided that the acquisition of Shares by the Company for cancellation shall be disregarded for the purposes of determining non-compliance with this Section 3.7 for any Awards outstanding prior to such purchase of Shares for cancellation.

3.8	Award Agreements

Each Award under this Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to a Participant granted an Award pursuant to this Plan.

3.9	Non-Transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon death of a Participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the date of the Participant’s death.

Article 4
OPTIONS

4.1	Nature of Options

An Option is a right granted by the Company to a Participant entitling such Participant to acquire a designated number of Shares at the Exercise Price, but subject to the provisions hereof.

4.2	Granting of Options

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Participant. The terms and conditions of each Option grant shall be evidenced by an Award Agreement.

4.3	Exercise Price

The Plan Administrator will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Fair Market Value of a Share on the Date of Grant.

4.4	Term of Options

Subject to any accelerated termination as set forth in this Plan, each Option expires on its Expiry Date. The term of each Option shall be fixed by the Plan Administrator, but shall not exceed 10 years from the Date of Grant.

4.5	Vesting and Exercisability

(a)	The Plan Administrator shall have the authority to determine the vesting terms applicable to grants of Options.

(b)	Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as may be otherwise set forth in any written employment agreement, Award Agreement or other written agreement between the Company or a Related Entity and the Participant. Each vested Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Subordinate Voting Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable.

(c)	Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

(d)	The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in this Section 4.5, such as vesting conditions relating to the attainment of specified Performance Goals.

4.6	Payment of Exercise Price

(a)	Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award Agreement, the Exercise Notice must be accompanied by payment of the Exercise Price. The Exercise Price must be fully paid by certified cheque, wire transfer, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Plan Administrator, which may include (i) through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the Exercise Price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option,(ii) through the Cashless Exercise process set out in Subsection 4.6(b), or (iii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Securities Laws, or any combination of the foregoing methods of payment.

(b)	Unless otherwise specified by the Plan Administrator and set forth in the particular Award Agreement, in lieu of exercising an Option pursuant to an Exercise Notice, elect to surrender such Option to the Company (a “Cashless Exercise”) in consideration for an amount from the Company equal to (i) the Fair Market Value of the Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate Exercise Price of the Option (or portion thereof) surrendered relating to such Subordinate Voting Shares (the “In-the-Money Amount”), by written notice to the Company indicating the number of Options such Participant wishes to exercise using the Cashless Exercise, and such other information that the Company may require. Subject to Section 8.3, the Company shall satisfy payment of the In-the-Money Amount by delivering to the Participant such number of Subordinate Voting Shares (rounded down to the nearest whole number) having a Fair Market Value equal to the In-the-Money Amount.

(c)	No Shares will be issued or transferred until full payment therefor has been received by the Company, or arrangements for such payment have been made to the satisfaction of the Plan Administrator.

(d)	If a Participant surrenders Options through a Cashless Exercise pursuant to Subsection 4.6(b), to the extent that such Participant would be entitled to a deduction under Subparagraph 110(1)(d) of the Tax Act in respect of such surrender if the election described in Subsection 110(1.1) of the Tax Act were made and filed (and the other procedures described therein were undertaken) on a timely basis after such surrender, the Company will cause such election to be so made and filed (and such other procedures to be so undertaken).

Article 5
RESTRICTED SHARE UNITS

5.1	Granting of RSUs

(a)	Each RSU will consist of a right to receive a Share upon the settlement of such RSU.

(b)	The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any Participant, including in respect of a bonus or similar payment in respect of services rendered by the applicable Participant in a taxation year. The terms and conditions of each RSU grant may be evidenced by an Award Agreement.

(c)	The number of RSUs (including fractional RSUs) granted in respect of a bonus or similar payment at any particular time pursuant to this Article 5 will be calculated by dividing (i) the amount of any bonus or similar payment that is to be paid in RSUs, as determined by the Plan Administrator, by (ii) the greater of (A) the Fair Market Value of a Share on the Date of Grant; and (B) such amount as determined by the Plan Administrator in its sole discretion.

5.2	RSU Account

All RSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Company, as of the Date of Grant.

5.3	Vesting of RSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs, including vesting conditions relating to the attainment of specified Performance Goals, provided that the terms comply with Section 409A, with respect to a U.S. Taxpayer.

5.4	Restriction Period.

The applicable restriction period in respect of a particular RSU shall be determined by the Plan Administrator but in all cases shall end no later than the 31st of December of the third calendar year commencing after the calendar year in which the performance of services occurred for which such RSU was granted (“Restriction Period”). All unvested RSUs shall be cancelled on the RSU Vesting Determination Date and, in any event all unvested RSUs shall be cancelled no later than the last day of the Restriction Period.

5.5	RSU Vesting Determination Date.

The vesting determination date means the date on which the Plan Administrator or Board determines if the Performance Criteria and/or other vesting conditions with respect to an RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the 15th of December of the third calendar year commencing after the calendar year in which the performance of services occurred for which such RSU was granted. Notwithstanding the foregoing, for any U.S. Participant, the RSU Vesting Determination Date shall occur no later than March 15 of the calendar year following the end of the Performance Period.

5.6	Settlement of RSUs

Subject to Section 11.6(d) below and except as otherwise provided in an Award Agreement, the Company shall redeem each vested RSU for one fully paid and non-assessable Share issued from treasury to the Participant as soon as practicable and no later than the Restriction Period. The Plan Administrator shall have the sole authority to determine any other settlement terms applicable to the grant of RSUs, provided that with respect to a U.S. Taxpayer the terms comply with Section 409A to the extent it is applicable. For greater certainty, settlement shall occur no later than December 31 of the third calendar year following the calendar year in which the performance of services occurred for which such RSU was granted.

Article 6
DEFERRED SHARE UNITS

6.1	Granting of DSUs

(a)	Each DSU will consist of a right to receive a Share upon the settlement of such DSU, which shall not occur earlier than the Termination Date of the Participant.

(b)	A portion of the Director Fees may be payable in the form of DSUs. In addition, each Electing Person is given, subject to the conditions stated herein, the right to elect in accordance with Subsection 6.1(c) to participate in the grant of additional DSUs pursuant to this Article 6. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 6 shall receive their Elected Amount (as that term is defined below) in the form of DSUs. The “Elected Amount” shall be an amount, as elected by the Director, in accordance with applicable tax law, between 0% and 100% of any Director Fees that would otherwise be paid in cash (the “Cash Fees”).

(c)	Each Electing Person who elects to receive their Elected Amount in the form of DSUs will be required to file a notice of election in the form attached as Schedule “A” hereto (the “Election Notice”) with the Chief Financial Officer of the Company: (i) in the case of an existing Electing Person, by December 31st in the year prior to the year to which such election is to apply, and (ii) in the case of a newly appointed Electing Person who is not a U.S. Taxpayer, within 30 days of such appointment with respect to compensation paid for services to be performed after such date. In the case of the first year in which a newly appointed Electing Person who is a U.S. Taxpayer first becomes an Electing Person under the Plan (or any plan required to be aggregated with the Plan under Section 409A), an initial Election Notice may be filed within 30 days of such appointment only with respect to compensation paid for services to be performed after the end of the 30-day election period. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of his or her Cash Fees in cash.

(d)	Subject to Subsection 6.1(c), the election of an Electing Person who is not a U.S. Taxpayer under Subsection 6.1(c) shall be deemed to apply to all Cash Fees paid subsequent to the filing of the Election Notice. An Electing Person who is not a U.S. Taxpayer is not required to file another Election Notice for subsequent calendar years. An Electing Person who is a U.S. Taxpayer must make a new election with respect to Director Fees prior to the start of each year to which the election is to apply; an Election Notice in effect for a prior year will not remain in effect for any subsequent year.

(e)	Each Electing Person who is not a U.S. Taxpayer is entitled once per calendar year to terminate his or her election to receive DSUs by filing with the Chief Financial Officer of the Company a termination notice (the “Termination Notice”) in the form attached as Schedule “B” hereto. Such termination shall be effective immediately upon receipt of the Termination Notice, provided that the Company has not imposed a “blackout” on trading. Thereafter, any portion of such Electing Person’s Cash Fees payable or paid in the same calendar year and, subject to complying with Subsection 6.1(c), all subsequent calendar years shall be paid in cash. For greater certainty, to the extent an Electing Person terminates his or her participation in the grant of DSUs pursuant to this Article 6, he or she shall not be entitled to elect to receive the Elected Amount, or any other amount of his or her Cash Fees in DSUs again until the calendar year following the year in which the Termination Notice is delivered. An election by a U.S. Taxpayer to receive the Elected Amount in DSUs for any calendar year (or portion thereof) is irrevocable for that calendar year after the expiration of the election period for that year.

(f)	Any DSUs granted pursuant to this Article 6 prior to the delivery of a Termination Notice pursuant to Subsection 6.1(e) shall remain in the Plan following such termination and will be redeemable only in accordance with the terms of the Plan.

(g)	The number of DSUs (including fractional DSUs) granted at any particular time pursuant to this Article 6 will be calculated by dividing (i) the amount of Director Fees that are to be paid as DSUs, as determined by the Plan Administrator or Director Fees that are to be paid in DSUs (including any Elected Amount), by (ii) the Fair Market Value of a Share on the Date of Grant.

(h)	In addition to the foregoing, the Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant DSUs to any Participant.

6.2	DSU Account

All DSUs received by a Participant (which, for greater certainty includes Electing Persons) shall be credited to an account maintained for the Participant on the books of the Company, as of the Date of Grant. The terms and conditions of each DSU grant shall be evidenced by an Award Agreement.

6.3	Vesting of DSUs

Except as otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, DSUs shall vest immediately upon grant.

6.4	Settlement of DSUs

(a)	DSUs shall be settled on the date established in the Award Agreement, which date shall not be earlier than the Termination Date or later than the end of the first calendar year commencing after the Termination Date; provided, however that if there is no Award Agreement or the Award Agreement does not establish a date for the settlement of the DSUs, then, for a Participant who is not a U.S. Taxpayer the settlement date shall be the date determined by the Participant (which date shall not be earlier than the Termination Date or later than the end of the first calendar year commencing after the Termination Date), and for a Participant who is a U.S. Taxpayer, the settlement date shall be the date determined by the Participant in accordance with the Election Notice (which date shall not be earlier than the “separation from service” (within the meaning of Section 409A)). On the settlement date for any vested DSU shall be redeemed for:

(i)	one fully paid and non-assessable Subordinate Voting Share issued from treasury to the Participant or as the Participant may direct;

(ii)	a cash payment; or

(iii)	a combination of Subordinate Voting Shares and cash as contemplated by paragraphs (i) and (ii) above,

in each case as determined by the Plan Administrator in its discretion.

(b)	Any cash payments made under this Section 6.4 by the Company to a Participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Fair Market Value per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested DSUs may be made through the Company’s payroll or in such other manner as determined by the Company.

6.5	No Additional Amount or Benefit

For greater certainty, neither a Participant to whom DSUs are granted nor any person with whom such Participant does not deal at arm’s length (for purposes of the Tax Act) shall be entitled, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted or to be granted for the purpose of reducing the impact, in whole or in part, of any reduction in the Fair Market Value of the Shares to which the DSUs relate.

Article 7
SHARE-BASED AWARDS

7.1	Share-Based Awards

Subject to prior acceptance of the Canadian Exchange, as applicable, the Plan Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, including, but not limited to, being subject to performance criteria, or in satisfaction of such obligations, as the Plan Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. To the extent an Award is settled in cash, settlement shall occur no later than December 31 of the third calendar year following the calendar year in which performance of services occurred for which such Award was granted.

Article 8
ADDITIONAL AWARD TERMS

8.1	Dividend Equivalents

(a)	Unless otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, an Award of RSUs and DSUs shall include the right for such RSUs and DSUs be credited with dividend equivalents in the form of additional RSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (b) the Fair Market Value at the close of the first Business Day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s account shall vest in proportion to the RSUs and DSUs to which they relate, and shall be settled in accordance with Sections 5.4 and 6.4, respectively.

(b)	The foregoing does not obligate the Company to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

8.2	Blackout Period

In the event that an Award expires or vests at a time when a blackout imposed by the Company is in place, the expiry or settlement of such Award will be delayed (in a manner and to the extent such delay complies with Section 409A of the Code with respect to any U.S. Taxpayer) until the date that is 10 Business Days after which such blackout terminates. Notwithstanding the foregoing, the expiry date of an ISO shall not be extended in connection with a blackout period.

8.3	Withholding Taxes

Notwithstanding any other terms of this Plan, the granting, vesting or settlement of each Award under this Plan is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Company the maximum amount the Company or Related Entity is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Company or a Related Entity, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Company or any Related Entity may (a) withhold such amount from any remuneration or other amount payable by the Company or any Related Entity to the Participant, (b) withhold otherwise deliverable Shares having a Fair Market Value no greater than the aggregate amount of such obligations based on the maximum statutory withholding rates in such Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, (c) require the sale, on behalf of the applicable Participant, of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount, or (d) enter into any other suitable arrangements for the receipt of such amount. By participating in the Plan, the Participant consents to such sale and authorizes the Plan Administrator to undertake any of the foregoing in respect of the Shares on behalf of a Participant and to remit the appropriate amount to the applicable governmental authorities. Neither the Plan Administrator, the Company nor any Related Entity shall be responsible for obtaining any particular price for the Shares nor shall the Plan Administrator, Company or any Related Entity be required to issue any Shares under this Plan unless the Participant has made suitable arrangements with the Plan Administrator, Company and any applicable Related Entity to fund any withholding obligation.

8.4	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Company or the relevant Related Entity, or as set out in the Participant’s employment agreement, Award Agreement or other written agreement, or as otherwise required by law or the rules of the U.S. Exchange or the Canadian Exchange, whether or not such policy was in place at the time of grant of an Award. In the event of termination for Cause or as otherwise set forth in the Company’s clawback policy, if any, and as amended from time to time, the Plan Administrator may seek to recoup any exercised Options or settled Awards, or adjust or reduce any unvested or vested Options or Awards. The Plan Administrator may at any time waive the application of this Section 8.4 to any Participant or category of Participants.

Article 9
TERMINATION OF EMPLOYMENT OR SERVICES

9.1	Termination of Employee, Consultant or Director

Subject to Section 9.2, unless otherwise determined by the Plan Administrator or as set forth in an employment agreement, Award Agreement or other written agreement:

(a)	where a Participant’s employment, consulting agreement or arrangement is terminated by the Company or a Related Entity for Cause, then any Option or other Award held by the Participant that has not been exercised, surrendered or settled as of the Termination Date shall be immediately forfeited and cancelled as of the Termination Date;

(b)	where a Participant’s employment, consulting agreement or arrangement is terminated by the Company or a Related Entity without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or by reason of resignation by the Participant, or by reason of the death of the Participant, there will be no further vesting of any unvested Options or other Awards after the Termination Date. It is understood and agreed that Participants will have no right to damages in lieu of the opportunity to vest options after the Termination Date. Any vested Options may be exercised by the Participant at any time during the period that terminates on the earlier of: (A) the Expiry Date of such Option; and (B) the date that is 90 days after the Termination Date, other than in the event of the death of the Participant, in which case the date that is 18 months after the date of death, unless otherwise extended by the Plan Administrator. If an Option remains unexercised upon the earlier of (A) or (B), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, that is held by a Participant who is not a U.S. Taxpayer, such Award will be settled within 90 days after the Termination Date. In the case of vested Awards of a U.S. Taxpayer, vested RSUs will be settled within 90 days after the Termination Date, vested DSUs will be settled in accordance with the Participant’s DSU Election Notice (Schedule “A” hereto), provided that in all cases such RSUs will be settled by March 15th of the year following the year of the applicable vesting event;

(c)	where a Participant becomes Disabled, then any Option held by the Participant that has not vested as of the date of the Disability of such Participant shall cease to vest on the date the Participant became Disabled and the Expiry Date for any vested portion or portions of the Option will be, except as otherwise provided in Section 3(b), or unless otherwise provided for the under the terms of such Option or determined by the Board, the earlier of the Fixed Expiry Date and the date that is one year after the date on which the Participant is no longer able to perform his or her duties by reason of Disability;

(d)	if the Participant is a Senior Executive or a Director and holds an Option as a Senior Executive or as a Director, and the Participant ceases to be a Senior Executive or Director, as applicable (other than by reason of death or Cause), the Expiry Date for any vested portion or portions of the Option will be, except in the event of death of the Participant. or if the Participant ceases to be a Senior Executive or Director as a result of Cause termination, or unless otherwise provided for in the Award Agreement or determined by the Board, the tenth (10th) anniversary of the Award Date of such Option.

(e)	a Participant’s eligibility to receive further grants of Options or other Awards under this Plan ceases as of:

(i)	the Termination Date; or

(ii)	the date of the death of the Participant;

(f)	notwithstanding Subsection 9.1(b), unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, but with due regard for Section 409A, Options or other Awards are not affected by a change of employment or consulting agreement or arrangement, or directorship within or among the Company or a Related Entity for so long as the Participant continues to be a Director, Employee or Consultant, as applicable, of the Company or a Related Entity; and

(g)	for greater clarity, except as otherwise provided in an applicable Award Agreement or employment agreement, and notwithstanding any other provision of this Section 9.1, in the case of an Award (other than an Option or DSU) that is granted to a U.S. Taxpayer and that becomes vested (in whole or in part) pursuant to this Section 9.1 upon the Participant’s Termination Date, such Award will, subject to Subsection 11.6(d), be settled as soon as administratively practicable following the Participant’s Termination Date but in no event later than 90 days following the Participant’s Termination Date, provided that if such Award is an RSU, settlement will occur no later than March 15th of the year following the year of the applicable vesting event. In the case of an Award (other than an Option or DSU) granted to a U.S. Taxpayer that remains eligible to vest (in whole or in part) following a Participant’s termination of service based upon the achievement of one or more Performance Goals, such Award will be settled at the earlier of (i) the originally scheduled settlement date at the end of the performance period (to the extent Performance Goals are achieved) and (ii) the date on which performance vesting conditions are waived, or are deemed satisfied pursuant to the terms of the Applicable Award Agreement. In the case of DSU granted to a U.S. Taxpayer, DSUs will be settled in accordance with the U.S. Taxpayer’s DSU Election Notice (Schedule “A” hereto).

9.2	Discretion to Permit Acceleration

Notwithstanding the provisions of Section 9.1, the Plan Administrator may, in its discretion, at any time prior to, or following the events contemplated in such Section, including in an employment agreement, Award Agreement or other written agreement between the Company or a Related Entity and the Participant, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all as may be authorized by the Plan Administrator, taking into consideration the requirements of Section 409A of the Code, to the extent applicable, with respect to Awards of U.S. Taxpayers.

Article 10
EVENTS AFFECTING THE COMPANY

10.1	General

The existence of any Awards does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any bonds, debentures, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 10 would have an adverse effect on this Plan or on any Award granted hereunder.

10.2	Change in Control

Except as may be set forth in an employment agreement, Award Agreement or other written agreement between the Company or a Related Entity and the Participant:

(a)	Subject to this Section 10.2, but notwithstanding anything else in this Plan or any Award Agreement, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including to cause (i) the conversion or exchange of any outstanding Awards into or for, rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control, (ii) outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control, (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Plan Administrator determines in good faith that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), (iv) the replacement of such Award with other rights or property selected by the Board in its sole discretion where such replacement would not adversely affect the holder, or (v) any combination of the foregoing. In taking any of the actions permitted under this Subsection 10.2(a), the Plan Administrator will not be required to treat all Awards similarly in the transaction. Notwithstanding the foregoing, (i) in the case of Options held by a Canadian Taxpayer, the Plan Administrator may not cause the Canadian Taxpayer to receive (pursuant to this Subsection 10.2(a)) any property in connection with a Change in Control other than rights to acquire shares or units of a “mutual fund trust” (as defined in the Tax Act), of the Company or a “qualifying person” (as defined in the Tax Act) that does not deal at arm’s length (for purposes of the Tax Act) with the Company, as applicable, at the time such rights are issued or granted, and (ii) in the case of DSUs held by a Canadian Taxpayer, the Plan Administrator may not cause the Canadian Taxpayer to receive (pursuant to this Subsection 10.2(a)) any amount other than in accordance with paragraph 6801(d) of the Income Tax Regulations (Canada).

(b)	Notwithstanding Subsection 10.2(a) and unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on the U.S. Exchange, the Canadian Exchange or any other exchange upon which the Shares may then be listed, then the Company may terminate all of the Awards, other than an Option or DSU held by a Canadian Taxpayer for the purposes of the Tax Act, granted under this Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such Participant as determined by the Plan Administrator, acting reasonably, provided that any vested Awards granted to U.S. Taxpayers will be settled within 90 days of the Change in Control provided that such settlement will occur no later than March 15th of the year following the Change in Control.

(c)	It is intended that any actions taken under this Section 10.2 will comply with the requirements of Section 409A of the Code with respect to Awards granted to U.S. Taxpayers.

10.3	Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award, including the Exercise Price with respect to Options, in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, as required, authorize such steps to be taken as it may consider to be equitable and appropriate to that end, subject to compliance with applicable law and the applicable rules of the U.S. Exchange and/or Canadian Exchange.

10.4	Other Events Affecting the Company

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number and/or type of Shares that may be acquired, or by reference to which such Awards may be settled, on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will authorize such steps to be taken as it may consider to be equitable and appropriate to that end, subject to compliance with applicable law and the applicable rules of the U.S. Exchange and/or Canadian Exchange.

10.5	Immediate Acceleration of Awards

In taking any of the steps provided in Sections 10.3 and 10.4, the Plan Administrator will not be required to treat all Awards similarly and where the Plan Administrator determines that the steps provided in Sections 10.3 and 10.4 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may, but is not required to, permit the immediate vesting of any unvested Awards, provided that any such adjustments or acceleration of vesting undertaken pursuant to Sections 10.3, 10.4 or 10.5 shall be undertaken only to the extent they will not result in adverse tax consequences under Section 409A of the Code.

10.6	Issue by Company of Additional Shares

Except as expressly provided in this Article 10, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

10.7	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 10 or a dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

Article 11
U.S. TAXPAYERS

11.1	Granting of Options to U.S. Taxpayers

Options granted under this Plan to U.S. Taxpayers may be Non-Qualified Options or ISOs. Each Option shall be designated in the Award Agreement as either an ISO or a Non-Qualified Option. If an Award Agreement does not designate an Option as either an ISO or Non-Qualified Option, the Option will be a Non-Qualified Option. The Company shall not be liable to any Participant or to any other Person if it is determined that an Option intended to be an ISO does not qualify as an ISO. Options will be granted to a U.S. Taxpayer only if (i) such U.S. Taxpayer performs services for the Company or any corporation or other entity in which the Company has a direct or indirect controlling interest or otherwise has a significant ownership interest, as determined under Section 409A, such that the Option will constitute an option to acquire “service recipient stock” within the meaning of Section 409A, or (ii) such option otherwise is exempt from Section 409A.

11.2	ISOs

Subject to any limitations in Section 3.6, the aggregate number of Subordinate Voting Shares reserved for issuance in respect of granted ISOs shall not exceed 7,949,762 Subordinate Voting Shares, subject to adjustment under Article 10 but not Section 3.6(a), and the terms and conditions of any ISOs granted to a U.S. Taxpayer, including the eligible recipients of ISOs, shall be subject to the provisions of Section 422 of the Code, and the terms, conditions, limitations and administrative procedures established by the Plan Administrator from time to time in accordance with this Plan. At the discretion of the Plan Administrator, ISOs may only be granted to an individual who is an employee of the Company, or of its Affiliate, who is deemed to be a resident of the United States for tax purposes.

11.3	ISO Grants to 10% Shareholders

Notwithstanding anything to the contrary in this Plan, if an ISO is granted to a person who owns shares representing more than 10% of the voting power of all classes of shares of the Company or of its Affiliate, on the Date of Grant, the term of the Option shall not exceed five years from the time of grant of such Option and the Exercise Price shall be at least 110% of the Fair Market Value of the Subordinate Voting Shares subject to the Option on the Date of Grant.

11.4	Limitation on Yearly Vesting for ISOs

To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Subordinate Voting Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year (under all plans of the Company and any of its Affiliate) exceeds US$100,000, such Options shall be treated as Non-Qualified Options even if denominated as ISOs at grant.

11.5	Disqualifying Dispositions

Each person awarded an ISO under this Plan shall notify the Company in writing immediately after the date such person makes a disposition or transfer of any Subordinate Voting Shares acquired pursuant to the exercise of such ISO if such disposition or transfer is made (a) within two years from the Date of Grant or (b) within one year after the date such person acquired the Subordinate Voting Shares. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the person in such disposition or other transfer. The Company may, if determined by the Plan Administrator and in accordance with procedures established by it, retain possession of any Subordinate Voting Shares acquired pursuant to the exercise of an ISO as agent for the applicable person until the end of the later of the periods described in (a) or (b) above, subject to complying with any instructions from such person as to the sale of such Shares.

11.6	Section 409A of the Code

(a)	This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. Any reference in this Plan to Section 409A of the Code shall also include any regulation promulgated thereunder or any other formal guidance issued by the Internal Revenue Service with respect to Section 409A of the Code. Each Award shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code, or (ii) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) if required in order to comply with Section 409A of the Code, payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. Payment of any Award that is intended to be exempt from Section 409A of the Code as a short-term deferral shall in all events be paid by no later than March 15th of the year following the year of the applicable vesting event. The Company reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code. In no event will the Company or any of its Related Entities be liable for any tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)	All terms of the Plan that are undefined or ambiguous must be interpreted in a manner that complies with Section 409A of the Code if necessary to comply with Section 409A of the Code.

(c)	The Plan Administrator, in its sole discretion, may permit the acceleration of the time or schedule of payment of a U.S. Taxpayer’s vested Awards in the Plan under circumstances that constitute permissible acceleration events under Section 409A of the Code.

(d)	Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non–qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is six months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such six-month anniversary of such separation from service.

11.7	Section 83(b) Election

If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Shares subject to vesting or other forfeiture conditions, the Participant shall be required to promptly file a copy of such election with the Company.

11.8	Application of Article 11 to U.S. Taxpayers

For greater certainty, the provisions of this Article 11 shall only apply to U.S. Taxpayers.

Article 12
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

12.1	Amendment, Suspension, or Termination of the Plan

The Plan will terminate on the date which is ten years after the Effective Date. The Plan may be terminated at an earlier date by the Board; provided, however, that any such earlier termination shall not affect any Award Agreements executed prior to the effective date of such termination.

Termination of the Plan shall not affect any Awards theretofore granted. The Plan Administrator may from time to time, without notice, or upon notice in accordance with and limited to any applicable Employment Standards, and without approval of the holders of voting shares of the Company, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)	no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any requirements under applicable Securities Laws or any requirements of the U.S. Exchange or the Canadian Exchange; and

(b)	any amendment that would cause an Award held by a U.S. Taxpayer to be subject to income inclusion under Section 409A of the Code shall be null and void ab initio with respect to the U.S. Taxpayer unless the consent of the U.S. Taxpayer is obtained.

12.2	Shareholder Approval

Notwithstanding Section 12.1 and subject to any rules and additional requirements of the U.S. Exchange or the Canadian Exchange, shareholder approval shall be required for any amendment, modification or change that requires shareholder approval under applicable law or stock exchange rule, including any amendment that:

(a)	extends the term of an Award benefiting an Insider of the Company;

(b)	increases the percentage or number of Shares reserved for issuance under the Plan, except pursuant to the provisions under Article 10, which permit the Plan Administrator to make adjustments in the event of transactions affecting the Company or its capital;

(c)	increases or removes the 10% limits on Shares issuable or issued to Insiders as set forth in Section 3.7;

(d)	reduces the exercise price or purchase price of an Award (for this purpose, a cancellation or termination of an Award of a Participant prior to its Expiry Date for the purpose of reissuing an Award to the same Participant with a lower exercise price or any other action that is treated as a repricing under stock exchange rules or generally accepted accounting principles shall be treated as an amendment to reduce the exercise price of an Award), or cancelling an Option in exchange for cash, other property or the grant of any award other than an Option at a time when the per share exercise price of the Option is greater than the current Fair Market Value of a Share, except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(e)	extends the term of an Award beyond the original Expiry Date (except where an Expiry Date would have fallen within a blackout period imposed by the Company applicable to the Participant or within 10 Business Days following the expiry of such a blackout period);

(f)	permits an Award to be exercisable beyond 10 years from its Date of Grant (except where an Expiry Date would have fallen within a blackout period imposed by the Company);

(g)	permits Awards to be transferred to a Person in circumstances other than those specified under Section 3.9;

(h)	changes the eligible participants of the Plan; or

(i)	deletes or reduces the range of amendments which require approval of shareholders under this Section 12.2.

12.3	Permitted Amendments

Without limiting the generality of Section 12.1, but subject to Section 12.2, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(a)	making any amendments to the general vesting provisions of each Award;

(b)	making any amendments to the provisions set out in Article 9;

(c)	making any amendments to add covenants of the Company for the protection of Participants, as the case may be, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;

(d)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or

(e)	making such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

Article 13
MISCELLANEOUS

13.1	Legal Requirement

The Company is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its sole discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of the U.S. Exchange, the Canadian Exchange or any other exchange upon which the Shares may then be listed.

13.2	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

13.3	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an Employee, Consultant or Director. No Participant has any rights as a shareholder of the Company in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

13.4	Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

13.5	Conflict

In the event of any conflict between the provisions of this Plan and an Award Agreement, the provisions of the Plan shall govern. In the event of any conflict between or among the provisions of this Plan or any Award Agreement, on the one hand, and a Participant’s employment agreement with the Company or a Related Entity, as the case may be, on the other hand, the provisions of this Plan and the Award Agreement shall prevail.

13.6	Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties (including persons located in jurisdictions other than the Participant’s jurisdiction of residence) in connection with the administration of the Plan. To the extent allowed by applicable law, each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

13.7	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Company to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Company does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

13.8	International Participants

With respect to Participants who reside or work outside Canada and the United States, the Plan Administrator may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

13.9	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and its Related Entities.

13.10	General Restrictions or Assignment

Except as required by law, the Awards and rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.

13.11	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

13.12	Notices

All written notices to be given by a Participant to the Company shall be delivered personally, e- mail or mail, postage prepaid, addressed as follows:

General Fusion Group Ltd.

Attn: Robert Crystal

6020 Russ Baker Way

Richmond, British Columbia, Canada V7B 1B4

Email: [***]

All notices to a Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e- mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

13.13	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without any reference to conflicts of law rules.

13.14	Submission to Jurisdiction

The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of British Columbia in respect of any action or proceeding relating in any way to the Plan, including, without limitation, with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.

13.15	Unfunded Obligations

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any award under the Plan. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

Schedule “A”

GENERAL FUSION GROUP LTD.

2026 long-term INCENTIVE PLAN

(THE “PLAN”)

ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Pursuant to the Plan, I hereby elect to participate in the grant of DSUs pursuant to Article 6 of the Plan and to receive ____% of my Cash Fees in the form of DSUs.

If I am a U.S. Taxpayer, I hereby further elect for any DSUs subject to this Election Notice to be settled on the later of (i) my “separation from service” (within the meaning of Section 409A) or (ii) ____.

I confirm that:

(a)	I have received and reviewed a copy of the terms of the Plan and agreed to be bound by them.

(b)	I have reviewed and understood my rights at termination under Article 9 of the Plan.

(c)	I recognize that when DSUs credited pursuant to this election are redeemed in accordance with the terms of the Plan, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Company will make all appropriate withholdings as required by law at that time.

(d)	The value of DSUs is based on the value of the Subordinate Voting Shares of the Company and therefore is not guaranteed.

(e)	To the extent I am a U.S. taxpayer, I understand that this election is irrevocable for the calendar year to which it applies.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan’s text.

Date:

(Name of Participant)

(Signature of Participant)

Schedule “B”

GENERAL FUSION GROUP LTD.

2026 long-term INCENTIVE PLAN

(THE “PLAN”)

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS FOR NON-U.S. TAXPAYERS

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Schedule “A” to the Plan, I hereby elect that no portion of the Cash Fees accrued after the date hereof shall be paid in DSUs in accordance with Article 6 of the Plan.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them. For certainty, I confirm that I have reviewed and understood my rights at termination under Article 9 of the Plan.

Date:

(Name of Participant)

(Signature of Participant)

Note: An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.